Exhibit 5.1

King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036-2601 Tel: +1 212 556 2100 Fax: +1 212 556 2222 www.kslaw.com

June 10, 2025

Evolent Health, Inc.

1812 North Moore Street, Suite 1705

Arlington, Virginia 22209

Ladies and Gentlemen:

We have acted as counsel for Evolent Health, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 7,126,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Evolent Health, Inc. Amended and Restated 2015 Omnibus Incentive Compensation Plan (as amended, the “Amended and Restated 2015 Plan”).

In that capacity, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the second amended and restated certificate of incorporation of the Company, as amended; (b) the third amended and restated by-laws of the Company; (c) certain resolutions adopted by the board of directors of the Company; and (d) the Amended and Restated 2015 Plan.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares when, and if, issued pursuant to the terms of the Amended and Restated 2015 Plan will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ King & Spalding LLP